Exhibit 99.1

News Release	Contact: Bruce Russell
(310) 559-4955 x101

Cyanotech Names Ralph Carlton as a Director

KAILUA KONA, Hawaii (January 28, 2011) — Ralph Carlton has been elected as Director by the Board of Directors of Cyanotech Corporation (Nasdaq Capital Market: CYAN).  Mr. Carlton was determined to be an independent Director and also was named as a member of the Audit Committee of the Board.

“Ralph brings rich experience in strategic business management to Cyanotech,” said Brent Bailey, President and CEO. “We look forward to benefiting from his insight and expertise as we strengthen Cyanotech’s position as a world leader in microalgae-based products for human health and nutrition.

Mr. Carlton’s background includes his role as Chief Strategy and Development Officer of DEKA Research and Development.  He also served in multiple roles at the Coca-Cola Company, including Vice President, Finance and Strategy, Corporate Innovation and Development; Vice President, Strategy and Planning and Senior Vice President, Coca-Cola Ventures.  Previously, Mr. Carlton served as Senior Vice President, Finance and Administration and Chief Financial Officer of IDEXX Laboratories and as an investment banker at Donaldson, Lufkin and Jenrette and at Goldman, Sachs.

About Cyanotech  — Cyanotech Corporation, a world leader in microalgae technology, produces BioAstin® Natural Astaxanthin and Hawaiian Spirulina Pacifica®—all natural, functional nutrients that leverage our experience and reputation for quality, building nutritional brands which promote health and well-being. Cyanotech’s Spirulina products offer complete nutrition, and augment energy and immune response. They are FDA reviewed and accepted as Generally Recognized as Safe (GRAS) for use in food products. BioAstin’s superior antioxidant activity and ability to support and maintain a natural anti-inflammatory response enhance skin, muscle and joint health. All Cyanotech products are produced from microalgae grown at its 90-acre facility in Kona, Hawaii using patented and proprietary technology. Cyanotech distributes to nutritional supplement, nutraceutical and cosmeceutical manufacturers and marketers in more than 54 countries worldwide. Cyanotech was the first microalgae company in the world to obtain quality management standards ISO 9001:2000 certification and is GMP-certified by the Natural Products AssociationTM.  Visit www.cyanotech.com for more information.

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73-4460 Queen Kaahumanu Highway, #102  ~  Kailua-Kona, Hawaii 96740

(808) 326-1353  fax (808) 329-3597  ~ www.cyanotech.com